EXHIBIT 10.30

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 9, 2022, by and between Nutex Health, Inc., a Delaware corporation (the “Company”), and Michael Chang, M.D., (the “Employee”), each individually a “party” and collectively the “Parties,” to become effective as of the date hereof (the “Effective Date”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Positions and Duties.
(a)Position. The Employee shall initially serve as Chief Medical Officer for Healthcare (CMO) of the Company. The Company may change the Employee’s position and/or title to those of another senior executive officer as the Company’s needs change.
(b)Duties. The Employee shall perform for the Company the duties that are customarily associated with being a senior executive officer that are consistent with his experience and skills and such other duties as may be assigned to the Employee from time to time by the Company’s Board of Directors (the “Board”) and/or the Company’s Chief Executive Officer (the “CEO”) that are consistent with the duties normally performed by those performing the role of the most senior executives of similar entities.
(c)Reporting. The Employee shall report directly to the CEO.
(d)Devotion of Time. The Employee shall devote such working time, attention, knowledge, skills, and efforts as may be required to fulfill the Employee’s duties hereunder and not less than a full-time (40 hours per week) commitment.
(e)Location. The Employee shall be based in Houston, Texas.
(f)Company Policies. The Employee agrees to comply with the policies and procedures of the Company as may be adopted and changed from time to time. If this Agreement conflicts with such policies or procedures, this Agreement shall control.
(g)Fiduciary Duties. The Employee owes a duty of loyalty to the Company, as well as a duty to perform his duties in a manner that is in the best interests of the Company.
2.Term.  Employee will commence his employment as CMO of the Company under the terms of this Agreement starting on April 1, 2022 (the “Commencement Date”). The term of this Agreement shall be for a two (2) year period commencing on the Effective Date (the “Initial Term”). The term of this Agreement shall automatically renew for an additional two (2) years (each, a “Renewal Term”) following the Initial Term and any Renewal Term unless either Party provides written notice to the other Party at least sixty (60) days before the end of the Initial Term or any Renewal Term, as applicable, that it does not desire to renew this Agreement, in which case this Agreement shall expire at the end of the Initial Term or any Renewal Term, as applicable.  The Initial Term and any Renewal Term are referred to herein collectively as the “Term”.

3.Compensation and Related Matters.  The Company shall provide the Employee with the compensation and benefits set forth in this Section 3 during the Term.  Authority to take action under this Section 3 with respect to the Employee’s compensation and benefits may be delegated by the Board to its compensation committee and/or the CEO.
(a)Base Salary. The Company shall pay the Employee for all services rendered a base salary of Two Hundred Fifty Thousand and No/100s Dollars ($250,000.00) per year (the “Base Salary”), payable in accordance with the Company’s payroll procedures, subject to customary withholdings and employment taxes.  The Base Salary shall be evaluated annually by the CEO and Board of Directors for increase only.
(b)Annual Bonus.  The Employee will be eligible to receive an annual cash bonus (the “Annual Bonus”).  The amount of the Annual Bonus will be recommended by the CEO at his discretion and approved by the Company Board of Directors. The Annual Bonus shall be based on a combination of Company-wide and Employee-specific goals, both qualitative and quantitative, to be developed by the CEO, with input from the CMO, each year and approved by the Board of Directors, and which will be set forth in the attached Exhibit B, “Employment Agreement Addendum”, together with the specifics of such bonus payment terms.
(c)Long Term Incentive Awards.  The Employee shall be eligible to participate in any long-term incentive plan that may be available to similarly positioned executives.  The Board may determine to grant long-term incentive awards in cash or in equity awards settled in shares of the Company’s stock, including but not limited to stock options, restricted stock, and performance shares.  In the event the Company has terminated the Employee’s employment without Cause (as defined in Section 4(d) below or the Employee terminates employment on account of Death or Disability (as defined in Section 4(b) below),  the Employee shall be deemed to be fully vested with respect to any restricted stock, stock options, or other equity rights with vesting conditions based solely on continued employment, and to be entitled to payment with respect to any long-term incentive award subject to corporate or business goals to the extent that such goals are met during the performance period on the same basis as if the Employee had remained continuously employed with the Company.
(d)Paid Time Off. During the term, the Employee shall be entitled to twenty (20) business days of paid time off (“PTO”) per calendar year which shall be accrued ratably during the calendar year, to be taken at such times and intervals as shall be agreed to by Company and the Employee in their reasonable discretion.  The Employee may at his/her option elect to carry over a maximum of five (5) days at the end of the year into the next year.  Otherwise, any accrued and unused PTO shall be paid in cash at the end of a fiscal year.
(e)Business Expenses.  The Employee shall be entitled to prompt reimbursement of reasonable and usual business expenses incurred on behalf of Company in accordance with the Company’s expense reimbursement policy.
(f)Benefit Plans. The Employee shall be entitled to continue to participate in or receive benefits under any employee benefit plan or arrangement which is or may, in the future, be made available by the Company to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.

4.Termination.  The Employee’s employment hereunder may be terminated during the Term without any breach of this Agreement under the following circumstances:
(a)Death. The Employee’s employment hereunder shall terminate upon the Employee’s death.
(b)Disability. The Company may terminate the Employee’s employment if the Employee is disabled and, because of the disability, is unable to perform the essential functions of the Employee’s then existing position or positions under this Agreement with or without reasonable accommodation.  This provision is not intended to reduce any rights the Employee may have pursuant to any law.
(c)Termination by the Company for Cause.  At any time during the Term, the Company may terminate the Employee’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Employee constituting a material act of willful misconduct in connection with the performance of the Employee’s duties that results in loss, damage or injury that is material to the Company; (ii) the commission by the Employee of (A) any felony or (B) a misdemeanor in which dishonesty or fraud is a material element, (iii) continued, willful and deliberate non-performance by the Employee of the Employee’s duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability); (iv) a material breach by the Employee of Section 6 of this Agreement that results in loss, damage or injury that is material to the Company; (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigations; or (vi) fraud, embezzlement or theft against the Company or any of its Affiliates (as defined in Section 6(a) below). With respect to the events in (i), (iii) and (iv) herein, the Company shall have delivered written notice to the Employee of its intention to terminate the Employee’s employment for Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Company’s right to terminate the Employee’s employment for Cause and the Employee shall not have cured such circumstances to the extent such circumstances are reasonably susceptible to cure as determined by the Board in good faith within thirty (30) days following the Company’s delivery of such notice.  For avoidance of doubt, “Cause” shall not include (w) below par or below average operational performance, in and of itself; (x) expense reimbursement disputes in which the Employee acts in reasonably good faith; (y) occasional, customary and de minimis use of the Company’s property for personal purposes; and (z) acting in good faith upon advice of Company’s legal counsel.
(d)Termination without Cause. At any time during the Term, the Company may terminate the Employee’s employment hereunder without Cause by providing the Employee with sixty (60) days advance written notice.  Any termination by the Company of the Employee’s employment under this Agreement that does not constitute a termination for Cause under Section 4(c) and does not result from the death or Disability of the Employee under Sections 4(a) or 4(b) shall be deemed a termination without Cause under this Section 4(d).  Any suspension of the Employee’s employment with pay or benefits pending an investigation of alleged improper activities by the Employee that, if determined to be accurate, would-be grounds for a Cause termination, shall not be considered a termination of the Employee’s employment without Cause.
(e)Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Employee’s employment shall be communicated by written Notice of Termination by the terminating Party to the other Party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(f)Date of Termination. “Date of Termination” shall mean the earliest of the following: (i) if the Employee’s employment is terminated by the Employee’s death, the date of the Employee’s death; (ii) if the Employee’s employment is terminated on account of Disability under Section 4(b) or by the Company for Cause under Section 4(c), the date on which Notice of Termination is given that follows any applicable required cure period; (iii) if the Employee’s employment is terminated by the Company under Section 4(d), thirty (30) days after the date on which a Notice of Termination is given; or (iv) if the Employee’s employment is terminated by the Employee, thirty (30) days after the date of which a Notice of Termination is given or such shorter period agreed to by the Company.  Notwithstanding the foregoing, in the event that the Employee gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination, but such acceleration shall nevertheless be deemed a termination by the Employee on the accelerated date for purposes of this Agreement.  For purposes of determining the time when the lump sum portion of the Severance Amount, if any, is to be paid under Section 5(b)(i) of this Agreement, “Date of Termination” means the Employee’s separation from service as defined under Section 1.409A.
5.Compensation upon Termination.
(a)Accrued Benefits. If the Employee’s employment with the Company is terminated for any reason during the Term, or if the Term is not renewed, the Company shall pay or provide the Employee (or the Employee’s authorized representative or estate) any earned but unpaid Base Salary or Annual Bonus for services rendered through the Date of Termination, unpaid expense reimbursements, and accrued but unused paid time off (the “Accrued Benefits”) within thirty (30) days.  The unpaid Annual Bonus pursuant to this Paragraph 5(a) will be any bonus earned from the prior calendar year, but not yet paid, plus a pro rata amount of the Annual Bonus in Paragraph 3(b) for the year in which Employee is terminated. With respect to vested compensation or benefits the Employee may have under any employee benefit or compensation plan, program or arrangement of the Company, payment will be made to the Employee under the terms of the applicable plan, program, or arrangement.
(b)Termination by the Company without Cause. If the Employee’s employment is terminated by the Company without Cause as provided in Section 4(d), or the Employee terminates his employment during the Term, or the Employee terminates employment at the end of the Term after the Company provides notice of intent not to renew pursuant to Section 1 for reasons other than would provide grounds for a Cause termination, then the Company shall, through the Date of Termination, pay the Employee his or her Accrued Benefits.  If the Employee signs a general release of claims substantially in the form which is attached as Exhibit A to this Agreement) (the “Release”) within twenty-one (21) days of the receipt of the form of the Release

(extended to forty-five (45) days in the event of a group termination or exit incentive program) and does not revoke such Release during the seven (7) day revocation period:
(i)the Company shall pay the Employee an amount equal to one time the sum of the Employee’s most recent Base Salary and any earned but unpaid Annual Bonus (the “Severance Amount”), with such amount to be paid out over twelve (12) months, commencing the first full month following termination and in accordance with the Company’s normal payment schedule and policies and
(ii)any unvested Employee options/stocks shall be deemed vested at the time of termination; and
(iii)the Company shall pay the Employee an amount in cash equal to the Company’s premium amounts paid for coverage of Employee at the time of the Employee’s termination of coverage under the Company’s group medical, dental and vision programs for a period of twelve (12) months, to be paid directly to the Employee at the same times such payments would be paid on behalf of a current employee for such coverage; provided, however:
(A)No payments shall be made under this paragraph (ii) unless and until the Employee timely elects continued coverage under such plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”);
(B)This paragraph (ii) shall not be read or construed as placing any restrictions upon amounts paid under this paragraph (ii) as to their use;
(C)Payments under this paragraph (ii) shall cease as of the earliest to occur of the following:
(1)the Employee is no longer eligible for and continuing to receive the COBRA coverage elected in subparagraph (A);
(2)the time period set forth in the first sentence of this paragraph (ii);
(3)the date on which the Employee first becomes eligible to enroll in a group health plan in which eligibility is based on employment with an employer, and
(4)if the Company in good faith determines that payments under this paragraph (ii) would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010, as amended.
(iv)If the Employee has opted out of the Company’s group medical, dental and vision programs during the coverage year in which termination occurs, the Company shall add to the Severance Amount an amount equal to twelve (12) months of the Company’s monthly amount paid to employees who opt out from such coverage.

(v)Each individual payment of Severance Amount under Section 5(b)(i), Section 5(b)(ii), and Section 5(b)(iii) of this Agreement, shall be deemed to be a separate “payment” for purposes and within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii).
(vi)Each individual payment of the Severance Amount under Section 5(b)(i), Section 5(b)(ii), and Section 5(b)(iii) of this Agreement, which are considered “non-qualified deferred compensation” (“NQDC”) under Section 1.409A shall be made on the date(s) provided herein and no request to accelerate or defer any such payment under this Agreement shall be considered or approved for any reason whatsoever, except as permitted under Section 1.409A and as the Company allows in its sole discretion.  The Company may in its sole discretion accelerate or defer (but not beyond the time limit set forth below) any severance payments which do not constitute NQDC in order to allow for the payment of taxes due, but not beyond the time limit specified for such payment such that the payment would be treated as NQDC.  Subject to the requirements of Section 1.409A, if any severance payment or reimbursement under Section 5(b) of this Agreement is determined in good faith by the Company to constitute NQDC payable to a “specified employee” as defined under Section 1.409A, then the Company shall make any such payment not earlier than the earlier of: (x) the first payroll date which is six (6) months following the Employee’s separation from service (as defined under Section 1.409A) with the Company, or (y) the date of Employee’s death.
(vii)for purposes of this Section 5, “Section 1.409A” means Section 1.409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

6. Confidential Information, Non-solicitation, and Cooperation.

(a)Definitions.
(i)As used in this Agreement, “Affiliate” means, as to any Person, (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person or is consolidated with such Person in accordance with GAAP, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, fifty percent (50%) or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or otherwise.
(ii)As used in this Agreement, “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization.
(b)Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company or its Affiliates which is of value to the Company or any of its Affiliates in the course of conducting its business (whether having existed, now existing, or to be developed or created during Employee’s employment by Company) and the disclosure of which could result in a competitive or other disadvantage to the Company or its Affiliates. Confidential Information includes, without limitation, contract terms and rates; negotiating and contracting strategies; financial information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; trade secrets; designs, processes or formulae; software; market or sales information, plans or strategies; employee, customer, patient, provider and supplier information; information from patient medical records; financial data; insurance reimbursement methodologies, strategies and practices; product and service pricing methodologies, strategies and practices; contracts with physicians, providers, provider networks, payors, physician databases and contracts with hospitals; regulatory and clinical manuals; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by the Company or its Affiliates, including, without limitation, the management of the Company or its Affiliates. Confidential Information includes information developed by the Employee in the course of the Employee’s employment by the Company, as well as other information to which the Employee may have access in connection with the Employee’s employment. Confidential Information also includes the confidential information of others with which the Company or its Affiliates has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Employee’s duties under Section 6(b), unless otherwise due to Employee’s breach of the obligations in this Agreement, or unless due to violation of another Person’s obligations to the Company or its Affiliates that Employee should have taken reasonable measures to prevent but that Employee did not take.
(c)Confidentiality. The Employee understands and agrees that the Employee’s employment creates a relationship of confidence and trust between the Company and the Employee with respect to all Confidential Information. At all times, both during the Employee’s employment with the Company and after the Employee’s termination from employment for any reason, the Employee shall keep in confidence and trust all such Confidential Information, and shall not use, disclose, or transfer any such Confidential Information without the written consent of the Company, except as may be necessary within the scope of Employee’s duties with Company and in the ordinary course of performing the Employee’s duties to the Company or as otherwise provided in Section 6(d) below.  Employee understands and agrees not to sell, license, or otherwise exploit any products or services which embody or otherwise exploit in whole or in part any Confidential Information or materials. Employee acknowledges and agrees that the sale, misappropriation, or unauthorized use or disclosure in writing, orally or by electronic means, at any time of Confidential Information obtained by Employee during or in connection with the course of Employee’s employment constitutes unfair competition. Employee agrees and promises not to engage in unfair competition with Company or its Affiliates, either during employment, or at any time thereafter.

(d)  Business Associate Agreement.  Pursuant to this Employment Agreement, Employee and the Company agree to enter into the attached Exhibit C, “Business Associate Addendum,” related to the functions and activities Employer performs on behalf of the Company.

(e)Non-Compete.  Due to the Company’s legitimate business interest in protecting its confidential information and the good and valuable consideration offered to the Employee, Employee covenants and agrees that at all times during employment with the company and for the period expiring two (2) years after the date of termination, Employee shall not enter into or attempt to enter into employment or other financial arrangement under the same capacity as with the Employer with any company, venture or other direct competitor of the Company business model.

(f)Protected Rights.  Notwithstanding anything to the contrary in this Section 6, this Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with the Employee’s protected rights under federal, state or local law to, without notice to the Company, (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information.
(g)Documents, Records, etc. All documents, records, data, apparatus, equipment, and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Employee by the Company or its Affiliates or are produced by the Employee in connection with the Employee’s employment will be and remain the sole property of the Company and its Affiliates. The Employee shall return to the Company all such materials and property as and when requested by the Company. In any event, the Employee shall return all such materials and property immediately upon termination of the Employee’s employment for any reason. The Employee shall not retain any such material or property or any copies thereof after such termination. It is specifically agreed that any documents, card files, notebooks, programs, or similar items containing customer or patient information are the property of the Company and its Affiliates regardless of by whom they were compiled.
(h)Disclosure Prevention. The Employee will take all reasonable precautions to prevent the inadvertent or accidental exposure of Confidential Information.
(i)Removal of Material. The Employee will not remove any Confidential Information from the Company’s or its Affiliate’s premises except for use in the Company’s business, and only consistent with the Employee’s duties with the Company.
(j)Copying. The Employee agrees that copying or transferring Confidential Information (by any means) shall be done only as needed in furtherance of and for use in the Company’s and its Affiliate’s business, and consistent with the Employee’s duties with the Company. The Employee further agrees that copies of Confidential Information shall be treated with the same degree of confidentiality as the original information and shall be subject to all restrictions herein.
(k)Computer Security. During the Employee’s employment with the Company, the Employee agrees only to use Company’s and its Affiliate’s computer resources (both on and off the Company’s premises) for which the Employee has been authorized and granted access. The Employee agrees to comply with the Company’s policies and procedures concerning computer security.
(l)E-Mail. The Employee acknowledges that the Company retains the right to review any and all electronic mail communications made with employer provided email accounts, hardware, software, or networks, with or without notice, at any time.
(m)Assignment. The Employee acknowledges that any and all inventions, discoveries, designs, developments, methods, modifications, improvements, trade secrets,

processes, software, formulae, data, “know-how,” databases, algorithms, techniques and works of authorship whether or not patentable or protectable by copyright or trade secret, made or conceived, first reduced to practice, or learned by the Employee, either alone or jointly with others, during the Term that (i) relate to or are useful in the business of the Company or its Affiliates, or (ii) are conceived, made or worked on at the expense of or during the Employee’s work time for the Company, or using any resources or materials of the Company or its Affiliates, or (iii) arise out of tasks assigned to the Employee by the Company (together “Proprietary Inventions”) will be the sole property of the Company or its Affiliates. The Employee acknowledges that all work performed by the Employee is on a “work for hire” basis and the Employee hereby assigns or agrees to assign to the Company the Employee’s entire right, title and interest in and to any and all Proprietary Inventions and related intellectual property rights. The Employee agrees to assist the Company to obtain, maintain and enforce intellectual property rights for Proprietary Inventions in any and all countries during the Term, and thereafter for as long as such intellectual property rights exist.
(n)Non-solicitation. Employee agrees and covenants that, at any time during Employee’s employment with the Company and for a period of twelve (12) months immediately following the termination of Employee’s relationship with the Company for any reason, whether with or without cause, Employee shall not, either on Employee’s own behalf or on behalf of any other Person: (i) solicit the services of or entice away, directly or indirectly, any Person employed or engaged by or otherwise providing services to the Company or its Affiliates (this provision does not prohibit the Employee’s post-termination acceptance of unsolicited applications for employment); or (ii) take any illegal action or engage in any unfair business practice, including, without limitation, any misappropriation of confidential, proprietary or trade secret information of the Company or its Affiliates, as a result of which relations between the Company or its Affiliates, and any of their customers, clients, suppliers, distributors or others, may be impaired or which might otherwise be detrimental to the business interests or reputation of the Company or its Affiliates.
(o)Third-Party Agreements and Rights. The Employee hereby confirms that the Employee is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Employee’s use or disclosure of information or the Employee’s engagement in any business except as Employee has previously provided written notice to Company and has attached to this Agreement. The Employee represents to the Company that the Employee’s execution of this Agreement, the Employee’s employment with the Company and the performance of the Employee’s proposed duties for the Company will not violate any obligations the Employee may have to any previous employer or other party. In the Employee’s work for the Company, the Employee will not disclose or use any information in violation of any agreements with or rights of any such previous employer or other party, and the Employee will not bring to (by any means) the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(p)Litigation and Regulatory Cooperation. During and after the Employee’s employment, the Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Employee was employed by the Company. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. The Company shall reimburse the Employee for any reasonable out of pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section. “Full cooperation” shall not be construed to in any way require any violation of law or any testimony that is false or misleading.
(q)Enforcement; Injunction. The Employee acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary to protect the business and interests of the Company and its Affiliates, do not create any undue hardship for the Employee, and that any violation of the restrictions in this Agreement would cause the Company and its Affiliates substantial irreparable injury. Accordingly, the Employee agrees that a remedy at law for any breach or threatened breach of the covenants or other obligations in Section 6 of this Agreement would be inadequate and that the Company, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated or threatened breach of this Agreement without the necessity of proving actual damage and without the necessity of posting bond or security, which the Employee expressly waives. Moreover, the Employee will provide the Company a full accounting of all proceeds and profits received by the Employee as a result of or in connection with a breach of Section 6 of this Agreement. Unless prohibited by law, the Company shall have the right to retain any amounts otherwise payable by the Company to the Employee to satisfy any of the Employee’s obligations as a result of any breach of Section 6 of this Agreement. The Employee hereby agrees to indemnify and hold harmless the Company and its Affiliates from and against any damages incurred by the Company or its Affiliates as assessed by a court of competent jurisdiction as a result of any breach of Section 6 of this Agreement by the Employee. The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs if it prevails in any action to enforce Section 6 of this Agreement. It is the express intention of the parties that the obligations of Section 6 of this Agreement shall survive the termination of the Employee’s employment. The Employee agrees that each obligation specified in Section 6 of this Agreement is a separate and independent covenant that shall survive any termination of this Agreement and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in Section 6 of this Agreement. No change in the Employee’s duties or compensation shall be construed to affect, alter, or otherwise release the Employee from the covenants herein.
7.Successors and Assigns. This Agreement shall be assignable to and shall be binding upon and inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon the Employee.  The Employee shall not have the right to assign his rights or obligations under this Agreement.
8.Severability. The provisions of this Agreement are severable.  If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law.  If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable.  The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
9.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
10.Notices. Whenever any notice is required hereunder, such notice shall be deemed to have been effectively delivered or given and received on the date personally delivered or on the date sent via email to the respective party to whom it is directed and confirmed by return email within three (3) business days, provided that if confirmation by email is not received within such time, a copy of such notice is also delivered to the person via overnight delivery at the known address of such person or, if not known, then to the corporate headquarters and to the attention of such person.
11.Publicity. The Employee hereby grants to the Company the right to use the Employee’s name and likeness, without additional consideration, on, in and in connection with technical, marketing and/or disclosure materials published by or for the Company for the duration of Employee’s employment with Company.
12.Conflicting Obligations and Rights. The Employee agrees to inform the Company of any apparent conflicts between the Employee’s work for the Company and (a) any obligations the Employee may have to preserve the confidentiality of another’s proprietary information or materials or (b) any rights the Employee claims to any inventions or ideas before using the same on the Company’s behalf. Otherwise, the Company may conclude that no such conflict exists, and the Employee agrees thereafter to make no such claim against the Company. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.
13.Notification of New Employer. In the event that the Employee leaves the employ of the Company, voluntarily or involuntarily, the Employee agrees to inform any subsequent employer of the Employee’s obligations under Section 6 of this Agreement. The Employee further hereby authorizes the Company to notify the Employee’s new employer about the Employee’s obligations under Section 6 of this Agreement.
14.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous oral or written communications, negotiations, representations, understandings, or agreements between them. Any modification of this Agreement shall be effective only if set forth in a written document signed by the Employee and a duly authorized officer of the Company.
15.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Company.

16.Non-Interference. Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement between the Employee and the Company, nothing in this Agreement or in any other agreement shall limit the Employee’s ability, or otherwise interfere with the Employee’s rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation.
17.Governing Law/Consent to Jurisdiction and Venue. The laws of the State of Texas shall govern this Agreement. Any and all claims arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Harris County, Texas. The Parties waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
18.Obligations of Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
19.Limitation on Payments in Certain Events.

(a)Limitation on Payments.  Notwithstanding anything to the contrary in Section 3 and Section 5 of this Agreement, if any payment or distribution that the Employee would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to the Employee, which of the following alternative forms of payment would maximize the Employee’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that the Employee receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

(b)The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the date the first Payment is due shall make all determinations required to be made under this Section 19.  If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, group or entity effecting the transaction, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c)The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Employee at such time as requested by the Company or the Employee.  If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Payment, it shall furnish the Company and the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Parties.

20.Counterparts. This Agreement may be executed in any number of counterparts, including, but not limited to, electronically signed or scanned images, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company by its duly authorized officer, and by the Employee, as of the date first above written.

COMPANY:

NUTEX HEALTH, INC.:

By:  /s/ Thomas T. Vo

Printed Name:  __Thomas T. Vo_________________

Its:  _CEO_______________________________

Date:  September 9, 2022

EMPLOYEE:

MICHAEL CHANG, M.D.

By: _____/s/ Michael Chang_____________

Printed Name:  ______Michael Chang_______

Date:  September 9, 2022

EXHIBIT A

Release of Claims

I, Michael Chang, M.D., in consideration of and subject to the performance by NUTEX HEALTH, INC., a Delaware corporation (the “Company”) of its obligations under the Employment Agreement, dated as of ___________ _, 2022 (as amended from time to time, the “Agreement”), do hereby release and forever discharge as of the date of my execution of this release (this “Release”) the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under Section 5(b) of the Agreement represent, in part, consideration for signing this Release and are not salary, wages or benefits to which I was already entitled. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy, or arrangement maintained or hereafter established by the Company or its affiliates.
2.	Releases.

I knowingly and voluntarily (on behalf of myself, my spouse, my heirs, executors, administrators, agents and assigns, past and present) fully and forever release and discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross claims, counterclaims, demands, debts, liens, contracts, covenants, suits, rights, obligations, expenses, judgments, compensatory damages, liquid damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, orders and liabilities of whatever kind of nature, in law and in equity, in contract of in tort, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, vested or contingent, suspected, or claimed, against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or relate to my employment with, or my separation or termination from, the Company up to the date of my execution of this Release (including, but not limited to, any allegation, claim of violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local state or federal law, regulation or ordinance; or under any public policy, contract of tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of the Agreement, infliction of emotional distress or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (collectively, the “Claims”).

Employee agrees that this Agreement is intended to include all claims, if any, that Employee may have against the Company, and that this Agreement extinguishes those claims.

3.	I represent that I have made no assignment of transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.
4.	In signing this Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the claims, demands and causes of action herein above mentioned or implied. I expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims up to the date of my execution of this Release, if any, as well as those relating to any other claims hereinabove mentioned. I acknowledge and agree that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a claim seeking damages against the Company, this Release shall serve as a complete defense to such claims as to my rights and entitlements. I further agree that I am not aware of any pending charge or complaint of the type described in Section 2 above as of the date of my execution of this Release.
5.	I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or constructed at any time to be an admission or acknowledgement by the Company, any Released Party or myself of any improper or unlawful conduct.
6.	I agree and acknowledge that the provisions, conditions, and negotiations of this Release are confidential and agree not to disclose any information regarding the terms, conditions and negotiations of this Release, nor transfer any copy of this Release to any person or entity, other than my immediate family and any tax, legal or other counsel or advisor I have consulted regarding the meaning or effect hereof or as required by applicable law, and I will instruct each of the foregoing not to disclose the same to anyone.
7.	Notwithstanding anything in the Release to the contrary, nothing in this Release shall be deemed to affect, impair, relinquish, diminish, or in any way affect any rights or claims in any respect to (i) any vested rights or other entitlements that I may have as of the date of my execution of this Release under the Company’s 401(k) plan; (ii) any other vested rights or other entitlements that I may have as of the date of my execution of this Release under any employee benefit plan or program, in which I participated in my capacity as an employee of the Company; (iii) my rights under the Agreement; or (iv) my rights under the Release.
8.	I understand that I continue to be bound by Section 6 of the Agreement.
9.	Whenever possible, each provision of this Release shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provisions of this Release are held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
10.	This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflict of laws principles of the State of Texas.

BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;
(ii)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED;
(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(iv)	THE COMPANY IS HEREBY ADVISING ME TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT, I HAVE HAD THE OPPORTUNITY TO SO CONSULT, AND HAVE AVAILED MYSELF OF SUCH ADVICE TO THE EXTENT I HAVE DEEMED NECESSARY TO MAKE A VOLUNTARY AND INFORMED CHOICE TO EXECUTE THIS RELEASE;
(v)	I HAVE HAD AT LEAST TWENTY-ONE (21) DAYS [45 DAYS IN CONNECTION WITH A GROUP TERMINATION OR EXIT INCENTIVE PLAN] FOLLOWING THE DATE OF TERMINATION OF MY EMPLOYMENT TO CONSIDER THIS RELEASE;
(vi)	CHANGES TO THIS RELEASE, WHETHER MATERIAL OR IMMATERIAL, DO NOT RESTART THE RUNNING OF THE TWENTY-ONE (21) DAY [OR 45 DAY] CONSIDERATION PERIOD;
(vii)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT, SUCH REVOCATION TO BE RECEIVED IN WRITING BY THE COMPANY BY THE END OF THE SEVENTH DAY AFTER THE DATE HEREOF, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
(viii)	I HAVE SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(ix)	I AGREE THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATED AS OF ________, 2022

___________________________________________
[Name]

EXHIBIT B

Employment Agreement Addendum

EXHIBIT C

Business Associate Agreement

THIS HIPAA BUSINESS ASSOCIATE ADDENDUM (the “Addendum”) is entered into as of the ____ day of _____________, 20__ (the “Effective Date”), by and between Nutex Health, Inc., a Delaware company (the “Covered Entity”), and Jon Bates (the “Business Associate”), and adds the same to the Employment Agreement between the Business Associate and Covered Entity dated ______________, 20___ (the “Agreement”).

Pursuant to the Agreement, Business Associate may perform functions or activities on behalf of Covered Entity involving the use and/or disclosure of protected health information received from, or created or received by, Business Associate on behalf of Covered Entity (“PHI”) and/or in the furtherance of his /her responsibilities under the Agreement. Therefore, Business Associate and Covered Entity will comply with the terms of this Addendum for the duration of the Agreement and for such other continuing periods as provided in this Addendum.

1. Definitions

“HIPAA Rules” shall mean the Privacy, Security, Breach Notification, and Enforcement Rules at 45 CFR Part 160 and Part 164 of the Health Insurance Portability and Accountability Act of 1996 and any amendments or implementing regulations (“HIPAA”), or the Health Information for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) and any amendments or implementing regulations (“HITECH”). Unless otherwise provided, all capitalized terms in this Addendum will have the same meaning as provided under HIPAA Rules.

2. Obligations and Activities of Business Associate

Business Associate agrees to:

(a) Comply with, at all times, applicable HIPAA Rules;

(b) Not use or disclose PHI other than as permitted or required by the Addendum or as required by law;

(c) Use appropriate safeguards, and comply with Subpart C of 45 CFR Part 164 with respect to electronic PHI, to prevent use or disclosure of PHI other than as provided for by the Addendum;

(d) Mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of PHI by Business Associate in violation of this Addendum;

(e) Report to Covered Entity any use or disclosure of PHI not provided for by the Addendum of which it becomes aware, including breaches of unsecured PHI as required at 45 CFR 164.410, and any security incident of which it becomes aware;

(f) In accordance with 45 CFR 164.502(e)(1)(ii) and 164.308(b)(2), if applicable, ensure that any subcontractors that create, receive, maintain, or transmit PHI on behalf of the Business Associate agree to the same restrictions, conditions, and requirements that apply to the Business Associate with respect to such information;

(g) Make available PHI in a designated record set to the Covered Entity as necessary to satisfy Covered Entity’s obligations under 45 CFR 164.524;

(h) Make any amendment(s) to PHI in a designated record set as directed or agreed to by the Covered Entity pursuant to 45 CFR 164.526, or take other measures as necessary to satisfy Covered Entity’s obligations under 45 CFR 164.526;

(i) Maintain and make available the information required to provide an accounting of disclosures to the Covered Entity as necessary to satisfy Covered Entity’s obligations under 45 CFR 164.528;

(j) To the extent the Business Associate is to carry out one or more of Covered Entity’s obligation(s) under Subpart E of 45 CFR Part 164, comply with the requirements of Subpart E that apply to the Covered Entity in the performance of such obligation(s); and

(k) Make its internal practices, books, and records available to the Secretary for purposes of determining compliance with the HIPAA Rules.

3. Permitted Uses and Disclosures by Business Associate

(a) Business Associate may only use or disclose PHI as necessary to perform the services set forth in the Agreement.

(b) Business Associate may use or disclose PHI as required by law.

(c) Business Associate agrees to make uses and disclosures and requests for PHI consistent with Covered Entity’s minimum necessary policies and procedures.

(d) Business Associate may not use or disclose PHI in a manner that would violate Subpart E of 45 CFR Part 164 if done by Covered Entity except for the specific uses and disclosures set forth below.

(e) Business Associate may use PHI for the proper management and administration of the Business Associate or to carry out the legal responsibilities of the Business Associate.

(f) Business Associate may disclose PHI for the proper management and administration of Business Associate or to carry out the legal responsibilities of the Business Associate, provided the disclosures are required by law, or Business Associate obtains reasonable assurances from the person to whom the information is disclosed that the information will remain confidential and used or further disclosed only as required by law or for the purposes for which it was disclosed to the person, and the person notifies Business Associate of any instances of which it is aware in which the confidentiality of the information has been breached.

(g) Business Associate may provide data aggregation services relating to the health care operations of the Covered Entity.

4. Provisions for Covered Entity to Inform Business Associate of Privacy Practices and Restrictions

(a) Covered Entity shall notify Business Associate of any limitation(s) in the notice of privacy practices of Covered Entity under 45 CFR 164.520, to the extent that such limitation may affect Business Associate’s use or disclosure of PHI.

(b) Covered Entity shall notify Business Associate of any changes in, or revocation of, the permission by an individual to use or disclose his or her PHI, to the extent that such changes may affect Business Associate’s use or disclosure of PHI.

(c) Covered Entity shall notify Business Associate of any restriction on the use or disclosure of PHI that Covered Entity has agreed to or is required to abide by under 45 CFR 164.522, to the extent that such restriction may affect Business Associate’s use or disclosure of PHI.

5. Termination

(a) Termination for Cause.  Covered Entity shall provide Business Associate with written notice of Business Associate’s breach of any term or condition of this Addendum, and afford Business Associate the opportunity to cure the breach to the satisfaction of Covered Entity within forty-five (45) days of such notice.  If Business Associate fails to cure the breach, as determined by Covered Entity, the Agreement will terminate as provided in Covered Entity’s notice.

(b) Obligations of Business Associate Upon Termination.  Upon termination of this Addendum for any reason, Business Associate shall destroy all PHI received from Covered Entity, or created, maintained, or received by Business Associate on behalf of Covered Entity, that the Business Associate still maintains in any form.  Business Associate shall retain no copies of the PHI.

(c) Survival.  The obligations of Business Associate under this Section shall survive the termination of this Addendum.

[Signatures to follow]

IN WITNESS WHEREOF, the parties have caused this Business Associate Addendum to be executed by their duly authorized representatives, on the date and year first above written.

“Covered Entity” Nutex Health, Inc. By:	“Business Associate” Michael Chang, M.D. By: _____________________________